Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

Erin Petroleum Nigeria Limited

Erin Energy Ltd.

Erin Energy Kenya Limited

Erin Energy Gambia A5 Ltd.

Erin Energy Gambia Ltd.

Erin Energy International Ltd.

Erin Energy Ghana Limited

Erin Energy Finance Ltd.

CAMAC Energy Sierra Leone

Erin Energy Chad Ltd.

Erin Energy Services Limited

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